                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                              VANSTAR CORPORATION
                              -------------------
                (Name of Registrant as Specified in its Charter)
                              -------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11
       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)  Amount Previously Paid:

       (2)  Form, Schedule or Registration Statement No.:

       (3)  Filing Party:

       (4)  Date Filed:

                              VANSTAR CORPORATION
                          5964 WEST LAS POSITAS BLVD.
                          PLEASANTON, CALIFORNIA 94588
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Vanstar Corporation, a Delaware corporation (the "Company"), will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York, on Friday, September 12, 1997, at 11:00 a.m., local time, for the following purposes:

          1. Elect Directors. To consider and vote upon the election of ten directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

          2. Ratify Appointment of Auditors. To ratify the appointment of Ernst & Young, LLP as independent auditors for the Company for the fiscal year ending April 30, 1998.

          3. Other Business. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only stockholders of record at the close of business on July 25, 1997, are entitled to receive notice of and to vote at the Meeting.

                                          By Order of the Board of Directors,

                                          /s/ William Y. TAUSCHER SIG
                                          WILLIAM Y. TAUSCHER
                                          Chairman of the Board
                                          and Chief Executive Officer

Pleasanton, California
August 4, 1997

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE READ THE ENCLOSED PROXY STATEMENT AND COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                              VANSTAR CORPORATION

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 1997

                                  INTRODUCTION

                                    GENERAL

     This Proxy Statement is being furnished to the stockholders of Vanstar Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") from holders of the outstanding shares of the Company's common stock, $.001 par value ("Common Stock"), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, September 12, 1997, at 11:00 a.m., local time, at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York, and at any adjournments thereof (the "Meeting"). The Meeting is being held to consider and vote upon (1) the election of ten directors to serve until the Company's Annual Meeting of Stockholders in 1998 and until their successors are duly elected and qualified and (2) the ratification of the appointment of Ernst & Young, LLP ("Ernst & Young") as independent auditors for the Company for the fiscal year ending April 30, 1998.

     A copy of the Company's Annual Report containing financial statements for the fiscal year ended April 30, 1997 ("Fiscal Year 1997") is enclosed herewith. This Proxy Statement is dated August 4, 1997 and is first being mailed to stockholders on or about August 11, 1997. The mailing address of the Company's principal executive offices is 5964 West Las Positas Blvd., Pleasanton, California 94588. The Company's telephone number at such offices is (510) 734-4000.

                    SOLICITATION AND REVOCABILITY OF PROXIES

     All shares represented by duly executed proxies in the form enclosed herewith that are received in time and not revoked will be voted at the Meeting as instructed in such proxies. IF NO INSTRUCTIONS ARE GIVEN, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE "FOR" THE ELECTION OF THE TEN NOMINEES NAMED HEREIN AS DIRECTORS OF THE COMPANY AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 1998.

     A stockholder may revoke a previously executed proxy at any time prior to its exercise by (1) properly submitting to the Company a duly executed proxy bearing a later date, (2) giving written notice of revocation to the Secretary of the Company, or (3) voting in person at the Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Vanstar Corporation, 1100 Abernathy Road, Building 500, Suite 1200, Atlanta, Georgia 30328, Attention: H. Christopher Covington, Secretary.

      RECORD DATE, OUTSTANDING VOTING SECURITIES, AND VOTING REQUIREMENTS

     The Common Stock is the only outstanding class of voting securities of the Company. The record date for determining the holders of Common Stock entitled to vote at the Meeting is the close of business on July 25, 1997 (the "Record Date"). As of the Record Date, 42,961,841 shares of Common Stock were outstanding. Each holder of Common Stock on the Record Date is entitled to cast one vote per share at the Meeting.

     Holders of a majority of the shares entitled to vote must be present at the Meeting, in person or by proxy, so that a quorum will be present for the transaction of business. The ten nominees receiving the greatest number of votes cast by the holders of shares of Common Stock represented and entitled to vote at the Meeting, at which a quorum must be present, will be elected directors of the Company. With respect to the election of directors, stockholders may (1) vote "for" all ten nominees, (2) "withhold" authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees will have no effect on the outcome of the election. Similarly, any "broker nonvotes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) would have no effect on the outcome of the election of directors, although they would be counted as present for the purposes of determining the existence of a quorum.

     With respect to the ratification of accountants, stockholders may (1) vote "for," (2) vote "against," or (3) "abstain" from voting on the proposal. Under the Company's By-laws, the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is necessary for the ratification of Ernst & Young as independent auditors for the Company. Any broker nonvotes with respect to the ratification of accountants will not be counted as present and entitled to vote on that matter and, accordingly, would have no effect on its outcome. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

                             ELECTION OF DIRECTORS

     At the Meeting, ten persons will be elected to serve as directors until the Company's next Annual Meeting of Stockholders and until their successors have been duly elected and qualified as provided in the Company's Restated Certificate of Incorporation and By-laws. The following persons have been nominated and, if elected, have consented to serve as directors of the Company. All nominees are presently members of the Board. Information about each nominee is set forth below. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES IDENTIFIED BELOW.

     Jay S. Amato became President and Chief Operating Officer in July 1995 and a director in December 1995. From January 1993 until July 1995, he was Senior Vice President and President, North America Operations of the Company. From June 1991 until January 1993, Mr. Amato was Senior Vice President, Major Market Operations of the Company, and from April 1989 until June 1991, he was Vice President of Business Development of the Company. Mr. Amato previously held various management positions at The Computer Factory, Inc.

     John W. Amerman became a director in June 1996. He has served as Chairman of Mattel, Inc., a leading toy manufacturer, since 1987. Prior to his chairmanship with Mattel, Inc., Mr. Amerman served as President of Mattel International. Before joining Mattel in 1980, he was President of the American Chicle division of Warner Lambert Corp., a consumer and healthcare products company. Mr. Amerman is also a member of the board of directors of Unocal Corporation, a worldwide energy resources company; a member of the board of directors of Knoll, Inc., an office furniture and systems company; a member of the Board of Governors of the Hugh O'Brian Youth Foundation; a member of the Board of Overseers of Dartmouth's Amos Tuck School; and a member of the board of directors of Phoenix House of California.

     Richard H. Bard became a director of the Company in September 1987 and served as Chairman of the Board from July 1989 to December 1991. He has been a director and Chief Executive Officer of Optical Security Group, Inc., a materials technology company, since September 1993, and became President and Chairman of the Board of that company in April 1995. From July 1989 to December 1991, Mr. Bard served at different times in the capacities of Director, Chairman, President and Chief Executive Officer of ComputerLand International Development, Inc. Since 1991, he has also been Chief Executive Officer of Bard & Co., Inc., a diversified investment management company. From May 1986 until December 1988, Mr. Bard was Chairman and Chief Executive Officer of CoastAmerica Corporation, a franchisor of hardware product stores. Prior to that time, he was President and Chief Operating Officer of FoxMeyer Corporation, which he co-founded in 1978. Mr. Bard is also a director of Polymedica Industries, Inc., a manufacturer of healthcare products.

     Stephen W. Fillo became a director in September 1987. He has been President of Fillo & Co., Inc., an independent investment firm, since December 1990. Mr. Fillo was a Managing Director of E.M. Warburg, Pincus & Co., Inc., a venture banking and investment counseling firm, from 1981 to 1990.

     Stewart K.P. Gross became a director in June 1994. He is a Managing Director of E.M Warburg, Pincus & Co., LLC. Mr. Gross has been with that firm since July 1987 and has been a Managing Director since January 1993. He is also a director of BEA Systems, Inc., a software company, and several private companies.

     William H. Janeway became a director in June 1994. He has been a Managing Director and the head of the Venture Capital High Technology Team since 1988 of E.M. Warburg, Pincus & Co., Inc. Mr. Janeway is also a director of BEA Systems, Inc., Ecsoft Group plc, Industri-Matematik International Corp., Maxis, Inc., and VERITAS Software Corporation, each of which is involved in computer software; Zilog, Inc., a semiconductor manufacturer; and several private companies.

     John R. Oltman became a director of the Company in June 1996. He is the former Chairman and Chief Executive Officer of SHL Systemhouse, Inc., a provider of client/server consulting, systems integration, and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was Worldwide Managing Partner for Integration Services for Andersen Consulting and a member of Andersen's Worldwide Organization Board of Directors. He joined the Arthur Andersen Worldwide Organization in 1970 and held a number of positions within that firm, including Managing Partner for Andersen's Chicago Consulting Group. Mr. Oltman is also a director of TSW International and IA Corporation, application software companies.

     William Y. Tauscher became Chairman of the Board of the Company in September 1987 and Chief Executive Officer in September 1988. He was President from September 1988 to July 1995. Prior to September 1988, Mr. Tauscher was Chairman of the Board, President and Chief Executive Officer of FoxMeyer Corporation, a wholesale pharmaceutical distributor and franchisor which he co-founded in 1978 and a subsidiary of National Intergroup, Inc., a diversified holding corporation. He is also a director of The Vons Companies, Inc., a grocery store chain.

     John L. Vogelstein became a director in January 1991. He has been President of E.M. Warburg, Pincus & Co., Inc. since 1994, Vice Chairman of E.M. Warburg, Pincus & Co., Inc. since 1982, President of E.M. Warburg, Pincus & Co., LLC or its predecessor since 1980, and a Partner of Warburg, Pincus & Co. since 1971. Mr. Vogelstein is a director of ADVO, Inc., a direct mail marketing company; Aegis Group plc, a media buying company; Golden Books Family Entertainment Inc., a retailer and publisher of children's books; Journal Register Company, a newspaper publisher; LCI International, Inc., a long distance telephone carrier; Mattel, Inc., a toy manufacturer; Value Health, Inc., a managed care company; and several private companies.

     Josh S. Weston became a director of the Company in June 1996. He has served as Chairman of Automatic Data Processing, a computer services company, since 1985 and was Chief Executive Officer from 1982 to 1986. Mr. Weston is also a director of Public Service Enterprise Group Inc., an electric and gas utility company; Olsten Corp., a provider of home health care and temporary staffing services; and Shared Medical Systems, a provider of health information services.

                      MEETINGS OF THE BOARD AND COMMITTEES

     The Board has established four standing committees. The Executive Committee is comprised of the Chairman of the Board and the chairmen of each of the Audit, Compensation and Stock Option, and Finance Committees (currently Messrs. Tauscher, Oltman, Janeway, and Weston, respectively). The Executive Committee serves primarily as an advisory committee to the Company's management and the Board. The Audit Committee is comprised of Messrs. Oltman and Fillo. The Audit Committee annually recommends to the Board the firm to be engaged as independent auditors for the Company; reviews the Company's internal accounting procedures and controls; generally oversees all matters relating to auditing of the Company; reviews risks and contingent liabilities affecting the Company; and reviews the Company's financial statements, related press releases, and related disclosures in the Company's filings with the Securities and Exchange Commission (the "SEC").

     The Compensation and Stock Option Committee is comprised of Messrs. Janeway, Amerman, and Bard and makes recommendations to the Board with respect to general compensation and benefit levels, determines compensation and benefits for the Company's executive officers, and generally administers the Company's stock option plans. The Finance Committee is comprised of Messrs. Weston and Janeway. The Finance

Committee monitors the Company's financial position and capital structure and approves the Company's financing plans and programs; generally exercises the powers of the Board with regard to financing arrangements; reviews and, as appropriate, recommends changes to the Company's dividend policy; considers other matters regarding the Company's financial structure; and approves or makes recommendations regarding business combinations and similar operating investments.

     During Fiscal Year 1997, the Board met eight times and the Audit and Compensation and Stock Option Committees each met once. The Executive and Finance Committees held no formal meetings during Fiscal Year 1997. All of the directors attended at least 75% of the total number of meetings of the Board and the committees of the Board on which they served, except for Mr. Vogelstein.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                           DIRECTORS, AND MANAGEMENT

     The outstanding capital stock of the Company consists of the Common Stock. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of June 1, 1997, by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock,
(2) each of the Company's directors, each executive officer named in the Summary Compensation Table below (collectively, the "Named Executive Officers"), and (3) all directors and executive officers of the Company as a group. Except as noted below, the address of each director and Named Executive Officer is: c/o Vanstar Corporation, 1100 Abernathy Road, Building 500, Suite 1200, Atlanta, Georgia 30328.

                                                          NUMBER OF SHARES
                                                          OF COMMON STOCK            PERCENTAGE OF
NAME                                            AGE    BENEFICIALLY OWNED (1)    OUTSTANDING SHARES(1)
----                                            ---    ----------------------    ---------------------
Warburg, Pincus Capital Company, L.P.(2)......  --           16,482,501                  38.4
  466 Lexington Avenue
  New York, NY 10017
William Y. Tauscher(3)........................  47            2,607,771                   6.0
Jeffrey S. Rubin(4)...........................  53              266,424                     *
Richard H. Bard(5)............................  49              623,528                   1.4
Stephen W. Fillo(6)...........................  60                5,000                     *
Stewart K.P. Gross(2)(7)......................  38           16,482,501                  38.4
William H. Janeway(2)(7)......................  54           16,482,501                  38.4
John L. Vogelstein(2)(7)......................  62           16,482,501                  38.4
Jay S. Amato(8)...............................  37              223,682                     *
Richard N. Anderson(9)........................  40               34,389                     *
Ahmad Manshouri(10)...........................  56               31,606                     *
John W. Amerman(11)...........................  65               13,000                     *
Josh S. Weston(12)............................  68               17,000                     *
John R. Oltman(11)............................  52               13,000                     *
All Directors and Executive Officers as a
  group (20 persons)(7)(13)...................  --           20,386,004                  45.8

---------------

   * Less than one percent.
 (1) Under applicable SEC rules, a person is deemed to be a "beneficial owner" of a security if the person has or shares voting or investment power with respect to that security, or if the person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he disclaims beneficial ownership. Except as indicated in other notes to this table, the Company believes that the beneficial owners named in the table had sole voting and investment power with respect to all shares of Common Stock reflected in the table, subject to applicable community property laws.
 (2) The sole general partner of Warburg, Pincus Capital Company, L.P. ("WPCC") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg Pincus & Co., LLC ("EMW") manages WPCC. The members of EMW are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW and may be deemed to control both WP and EMW. WP, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Number of shares includes 113,056 shares subject to options granted to Jeffrey S. Rubin and included in Mr. Rubin's beneficial ownership figure.
 (3) Includes 612,461 shares that may be acquired upon exercise of options.
 (4) Includes 263,056 shares that may be acquired upon exercise of options.
 (5) Includes 367,434 shares that may be acquired upon exercise of options. Also includes 45,596 shares of Common Stock owned by the Bard Family Foundation, of which Mr. Bard is President, and as to which Mr. Bard disclaims beneficial ownership.
 (6) Consists of 5,000 shares that may be acquired upon exercise of options. Pursuant to an arrangement between WP and Mr. Fillo, Mr. Fillo has an indirect pecuniary interest in the Common Stock owned by WPCC. Mr. Fillo disclaims beneficial ownership of all such Common Stock.
 (7) Messrs. Gross, Janeway, and Vogelstein, directors of the Company, are Managing Directors of EMW and general partners of WP. All of the shares indicated as owned by Messrs. Gross, Janeway, and Vogelstein are owned beneficially by WPCC and are included because of the affiliation of such persons with WPCC. Messrs. Gross, Janeway, and Vogelstein disclaim beneficial ownership of these shares.
 (8) Includes 220,000 shares that may be acquired upon exercise of options.
 (9) Includes 31,020 shares that may be acquired upon exercise of options.
(10) Includes 29,000 shares that may be acquired upon exercise of options.
(11) Consists of 13,000 shares that may be acquired upon exercise of options.
(12) Includes 13,000 shares that may be acquired upon exercise of options.
(13) Includes 1,619,012 shares that may be acquired upon exercise of options.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for Fiscal Year 1997.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                               ----------------
                                              ANNUAL COMPENSATION                   AWARDS
                                   -----------------------------------------   ----------------
                                                                                  SECURITIES
                                                              OTHER ANNUAL        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS/SARS (#)   COMPENSATION ($)
---------------------------  ----  ----------   ---------   ----------------   ----------------   ----------------
William Y. Tauscher........  1995   550,008       30,000             --             325,000(1)         87,634(2)
  Chairman of the Board      1996   550,008      550,008                          1,187,434(1)          1,566(3)
  and Chief Executive
    Officer                  1997   579,170           --                                 --             1,390(3)
Jay S. Amato...............  1995   256,245       25,000             --              47,726(1)          1,014(3)
  President and Chief        1996   312,498      312,293             --             300,000(1)          2,094(4)
  Operating Officer          1997   368,332      150,000(5)     $82,378(6)          100,000(1)          6,653(7)
Jeffrey S. Rubin...........  1995        --           --             --                  --                --
  Vice Chairman of the       1996   243,756      242,424                            250,000(1)          1,944(3)
  Board and Chief Financial  1997   341,672           --                                 --               820(3)
  Officer(8)
Ahmad Manshouri............  1995   204,006       20,000             --              15,000(1)            768(3)
  Senior Vice President and  1996   242,834      194,142                             75,000(1)          3,921(3)
  General Manager
    Operations               1997   255,336           --                             35,000(1)          3,670(9)
Richard N. Anderson........  1995   182,508       20,000          1,940(10)          15,000(1)          1,669(11)
  Senior Vice President
    Sales                    1996   219,168      175,258             --              85,100(1)          2,105(12)
                             1997   248,336           --                             35,000(1)          3,809(13)

---------------

 (1) These shares are subject to purchase upon exercise of stock options granted under the Company's stock option plans.

                    (footnotes continued on following page)

 (2) Comprised of $86,074 of forgiveness of interest on a promissory note payable to the Company and $1,560 of premiums for insurance policies for which such person is the beneficiary.
 (3) Comprised of premiums for insurance policies for which such person is the beneficiary.
 (4) Comprised of $1,500 matching contributions made to the Company's 401(k) plan for the benefit of such person and $594 of premiums for insurance policies for which such person is the beneficiary.
 (5) Includes reimbursement of relocation expenses.
 (6) Comprised of reimbursement for the payment of taxes on the amount reported as bonus for Fiscal Year 1997.
 (7) Comprised of a $5,769 matching contribution to the Company's 401(k) plan for the benefit of such person and $884 of premiums for insurance policies for which such person is the beneficiary.
 (8) Mr. Rubin resigned from this position as of June 25, 1997.
 (9) Comprised of a $3,057 matching contribution to the Company's 401(k) plan for the benefit of such person and $613 of premiums for insurance policies for which such person is the beneficiary.
(10) Comprised of relocation expenses.
(11) Comprised of a $967 matching contribution made to the Company's 401(k) plan for the benefit of such person and $702 of premiums for insurance policies for which such person is the beneficiary.
(12) Comprised of a $1,500 matching contribution made to the Company's 401(k) plan for the benefit of such person and $605 of premiums for insurance policies for which such person is the beneficiary.
(13) Comprised of a $3,213 matching contribution made to the Company's 401(k) plan for the benefit of such person and $596 of premiums for insurance policies for which such person is the beneficiary.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock options granted to each Named Executive Officer during Fiscal Year 1997 pursuant to the Company's stock option plans.

                                                INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                       --------------------------------------------------------------------      VALUE AT ASSUMED
                        NUMBER OF     PERCENT OF TOTAL                                        ANNUAL RATES OF STOCK
                        SECURITIES      OPTIONS/SARS                                          PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO                                             OPTION TERM ($)(1)
                       OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR BASE                     ----------------------
NAME                   GRANTED (#)      FISCAL YEAR        PRICE ($/SH)     EXPIRATION DATE    5%($)        10%($)
----                   ------------   ----------------   ----------------   ---------------   --------    ----------
William Y. Tauscher..         --             --                  --                  --             --            --
Jay S. Amato.........    100,000(2)         6.8%              15.00            07/26/06        943,342     2,390,614
Jeffrey S. Rubin.....         --             --                  --                  --             --            --
Ahmad Manshouri......     35,000(2)         2.4%              15.00            07/26/06        330,170       838,715
Richard N. Anderson..     35,000(3)         2.4%              15.00            07/26/06        330,170       838,715

---------------

(1) Potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the 10-year option term. The values are calculated in accordance with SEC rules and do not reflect the Company's estimate of future stock price appreciation.
(2) The options vest in 20% increments on the grant date and each of May 1, 1997, 1998, 1999, and 2000, subject to acceleration in the event of certain "corporate transactions" (as defined in the applicable stock option plan).
(3) The options vest in 20% increments on the grant date and each of May 1, 1997, 1998, 1999, and 2000, subject to acceleration in the event of termination within six months of certain "changes of control" (as defined in the applicable stock option plan).

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

     The following table sets forth certain information regarding exercises of Company options during Fiscal Year 1997 and total options held at the end of Fiscal Year 1997 by the Named Executive Officers.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                             OPTIONS/SARS               MONEY OPTIONS/SARS AT
                          SHARES                        AT FISCAL YEAR-END (#)           FISCAL YEAR-END ($)
                       ACQUIRED ON        VALUE        -------------------------    -----------------------------
NAME                   EXERCISE (#)    REALIZED ($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
----                   ------------    ------------    -------------------------    -----------------------------
William Y. Tauscher..         --              --            474,974/712,460              1,203,011/1,804,513
Jay S. Amato.........         --              --            140,000/240,000                525,000/787,500
Jeffrey S. Rubin.....         --              --            100,000/150,000                437,500/656,250
Ahmad Manshouri......     30,000         676,560             7,000/73,000                     0/196,875
Richard N. Anderson..     48,940         718,851             7,000/79,060                     0/223,388

---------------

(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on April 30, 1997 and the exercise price of the options.

  COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee makes recommendations to the full Board with respect to general compensation and benefit levels, determines compensation and benefits for the Company's executive officers, and generally administers the Company's stock option plans. The Compensation and Stock Option Committee is comprised of Messrs. Janeway, Amerman, and Bard. None of those individuals is, or was during Fiscal Year 1997, an officer or employee of the Company or any of its subsidiaries; however, Mr. Bard was formerly an officer of a subsidiary of the Company.

    COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board (the "Compensation Committee"). The Compensation Committee believes that the Company's current executive compensation program has been designed and administered in a manner consistent with the Company's strategic business objectives and provides incentives for attainment of those objectives. As such, the compensation program requires a substantial portion of executive officers' compensation to be tied to the profitability of the Company. Additionally, tying a portion of compensation to the Company's stock performance enables the Company to align employee interests more closely with those of its stockholders.

COMPONENTS OF EXECUTIVE COMPENSATION

     The executive compensation program consists of two components: (1) annual compensation, consisting of base salary and annual incentives, and (2) long-term incentives. Annual compensation is designed to be competitive with pay of comparison companies within the Company's industry for similar jobs when target levels of Company performance are achieved. The target levels of annual compensation and long-term incentives are based on published industry surveys and proxy reports of comparison companies. Long-term incentive compensation is achieved through grants of stock options. Guidelines are established for the number of stock option shares that may be granted at various levels of jobs. Determination of the number of stock option shares set in those guidelines is based on the competitive level of stock option grants for those various levels of jobs reported in the surveys of comparison companies. In Fiscal Year 1997, the Compensation Committee reviewed industry surveys of compensation levels for executive officers within the comparison companies for which data is available, including some of the companies included in the Standard & Poor's Technology Sector Index, which is included in the cumulative total return graph that follows this report.

ANNUAL COMPENSATION

     Base salary is intended to provide an annual salary at a level consistent with the individual's position and contributions. Any increases in base salary that are approved by the Compensation Committee generally are awarded following year-end, based on a subjective review of the results of individual performance and contributions to the achievement of the Company's objectives, and after consideration of the level of competitive annual compensation of the comparison companies. Base salary increases for executive officers shown in the Summary Compensation Table above, granted during Fiscal Year 1997, reflect both recognition of individual performance and contributions, and adjustments to competitive levels.

     Annual incentives for executives are determined under the Company's Management Incentive Plan ("MIP"). Participants include all officers and certain management employees. The MIP creates a direct link between pay and Company results by establishing an earnings per share ("EPS") goal for the fiscal year and predicating incentive opportunity on Company achievement relative to that goal. The MIP reflects the Compensation Committee's view that a meaningful portion of annual compensation should be "at risk" for executive officers. Under the MIP, if minimum levels of performance are not met, no award will be earned, and the participant will lose the amount at risk. Opportunities to earn up to two times the target award level under the MIP are established for specified levels of above goal performance. For Fiscal Year 1997, EPS results were below minimum established levels for payment relative to the annual EPS goal and no annual incentives were earned or paid to any officers, including the CEO.

LONG-TERM INCENTIVES

     Long-term incentives focus management's attention on the Company's future by relating executive pay directly to the Company's long-term performance over a number of years through grants of stock options. Stock options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the Common Stock. The Compensation Committee believes that stock options result in (1) enhancing the Company's ability to retain, for an extended period of time, those individuals who are key to the creation of stockholder value and (2) linking the compensation of executives to the gain to stockholders through appreciation in the market price of the Common Stock.

     The Company has three stock option plans (collectively, the "Option Plans"), each of which provides for the issuance of incentive stock options ("ISOs"), stock options that are non-qualified for Federal Income tax purposes ("NQSOs), and stock appreciation rights ("SARs"). Under the Option Plans, the exercise price of an ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant. The exercise price of NQSOs is determined by the Compensation Committee at the time of such grant. Options granted under the Option Plans typically vest in equal annual installments over a four- or five-year period.

     Following the competitive guidelines established for the number of stock option shares that may be granted at various levels of jobs, management subjectively assesses individual performance and contributions toward long-term success of the business when recommending to the Compensation Committee for approval the specific numbers of shares for grant to executive officers. As a result, the actual number of shares subject to options that are granted may be equal to, above, or below the guideline.

     Long-term compensation also is achieved through the Company's Employee Stock Purchase Plan (the "ESPP"), which allows participants to purchase Common Stock through regular payroll deductions. The ESPP, which is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), is open to voluntary participation by all full-time and part-time employees who work more than 20 hours per week.

COMPANY POLICY ON QUALIFYING COMPENSATION

     Section 162(m) of the Code generally limits to one million dollars the annual compensation that may be deducted by the Company for any of its five highest-paid executive officers, subject to certain exceptions. The Compensation Committee plans to address in the future the issue of qualifying compensation under Section 162(m) of the Code.

CEO COMPENSATION

     The Compensation Committee determines the compensation of the Company's Chief Executive Officer in substantially the same manner as the compensation for other executive officers. Mr. Tauscher's annual base salary was increased on October 1, 1997 by $50,000. The increase reflects both a subjective review of the results of individual performance and contributions to the achievement of the Company's objectives, and consideration of the level of competitive annual compensation paid to chief executive officers of comparison companies, as described above. Mr. Tauscher's increase followed a period of several years where his base salary did not advance beyond the level established in August 1991.

     For Fiscal Year 1997, Mr. Tauscher received no annual incentive payment, which accounts for one-third of his annual compensation opportunity at target under the MIP. The EPS goal under the MIP was not achieved for the full fiscal year; therefore, no payments were earned or paid.

     During Fiscal Year 1997, Mr. Tauscher received no stock options. Although eligible to receive a grant, due to the limited number of remaining shares available at the time for the first grant of stock options to other eligible employees, Mr. Tauscher recommended to the Compensation Committee that he not be granted stock options in order to ensure that enough shares were available for grants to the other employees. The Compensation Committee followed his recommendation.

                                   William H. Janeway
                                   John W. Amerman
                                   Richard H. Bard

                           COMPENSATION OF DIRECTORS

     Directors who are full-time employees of the Company receive no additional compensation for services rendered as members of the Board or committees thereof. Directors who are not full-time employees of the Company receive reimbursement of out-of-pocket expenses for attendance at Board meetings. All directors who are not full-time employees of the Company, other than those directors affiliated with EMW, receive an annual fee of $20,000 and a meeting fee of $1,000 per meeting attended. Each director who receives a $20,000 annual fee may elect to forego the $20,000 annual payment and instead receive options to purchase 5,000 shares of Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

     The following graph compares the cumulative total stockholder returns for the Common Stock, the Standard & Poor's 500 Index ("S&P 500") and the Standard & Poor's Technology Sector Index (formerly the High Tech Composite Index) ("S&P Technology Sector") for the period from March 11, 1996 (the date on which the Common Stock began trading on the New York Stock Exchange) through June 30, 1997. The following comparison assumes the investment on March 11, 1996, of $100 in the Common Stock and on February 29, 1996 in each of the foregoing indices and assumes the reinvestment of all dividends. The Company has paid no dividends. The data in the graph has been provided by Research Ltd. The total stockholder returns shown in the graph are included in response to SEC requirements and are not intended to forecast or be indicative of future performance.

        Measurement Period               Vanstar                          S & P Technology
      (Fiscal Year Covered)            Corporation         S & P 500           Sector
3/11/96                                           100                100                100
4/30/96                                           136                102                105
7/31/96                                           158                101                100
10/31/96                                          239                112                116
1/31/97                                           148                125                147
4/30/97                                            74                128                145

                               LEGAL PROCEEDINGS

     On July 3, 1997, a trust claiming to have purchased shares of Common Stock filed suit in Superior Court of the State of California, County of Santa Clara, against, among other defendants, the Company, WPCC and certain of its affiliates, and the following current directors and executive officers of the
Company: Richard Bard, William Tauscher, Jay Amato, Richard Anderson, Chris Laney, Ahmad Manshouri, Stewart Gross, William Janeway, and John Vogelstein. The plaintiff also seeks class action status under California law and purports to represent a class of purchasers of the Common Stock between March 11, 1996 and January 23, 1997. In its original complaint, the plaintiff purports to state three causes of action under California law, alleging generally, among other things, that the defendants made false or misleading statements or concealed information regarding the Company and that the plaintiff, as a holder of Common Stock, suffered damage as a result thereof. The plaintiff seeks compensatory and punitive damages in an unspecified amount, together with other relief. The suit is entitled David T. O'Neal Trust, Dated 4/1/77, v. Vanstar Corporation, et al., Case No. CV767266. The Company believes that the plaintiff's allegations are without merit and intends to defend the suit vigorously.

                              CERTAIN TRANSACTIONS

     Jeffrey Rubin resigned from his position as Vice Chairman and Chief Financial Officer of the Company in June 1997 and ceased his employment with the Company in July 1997. In connection with the termination of his employment, Mr. Rubin entered into a Separation Agreement with the Company. The Separation Agreement generally provides that the Company will retain Mr. Rubin as a consultant for two years in exchange for compensation of $5,000 per year. In addition, the outstanding options to purchase shares of Common Stock granted by the Company to Mr. Rubin will continue to vest in accordance with their terms. Pursuant to the Separation Agreement, the Company also is obligated to enter into an Acquisition Services Agreement (the "Services Agreement") with Covington & Associates ("C&A"), an investment banking firm with whom Mr. Rubin is affiliated. Under the proposed Services Agreement, the Company would retain C&A to identify for the Company potential acquisition candidates which satisfy certain criteria specified by the Company, and to make its personnel available to assist the Company in negotiating the terms of acquisitions. In exchange, the Company would pay C&A a nonrefundable retainer of $500,000 and generally would pay an additional fee if an acquisition candidate presented by C&A is ultimately acquired by the Company. The additional fee would range from $150,000 to potentially more than $825,000, depending upon the purchase price paid for the acquired business. The Services Agreement is expected to have a two-year term.

     From time to time the Company has made loans to officers in connection with relocation of those officers required as a result of their employment with the Company. In July 1997, the Company made loans in the original principal amount of $100,000 to each of H. Christopher Covington and Kauko Aronaho, executive officers of the Company. Each of those loans bears interest at an annual rate of 7.6%. Principal and interest on the loans are generally due within 30 days of receipt of the officer's first bonus payment from the Company or, in the case of Mr. Covington, if earlier, upon the first anniversary of the loan.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected the firm of Ernst & Young to serve as independent auditors for the Company for the fiscal year ending April 30, 1998. Ernst & Young has served as the Company's auditors since 1989. It is expected that a representative of Ernst & Young will be present at the Meeting and will be available to make a statement (if he or she desires to do so) and to respond to appropriate questions at the Meeting. If the stockholders do not ratify the selection of Ernst & Young, the Board may consider selection of other independent auditors, but no assurances can be made that the Board will do so or that any other independent auditors would be willing to serve. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required to ratify the selection of auditors. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's executive officers and directors and persons who are beneficial owners of more than ten percent of the Common Stock to file reports of ownership and changes in ownership of the Company's equity securities with the SEC. Based upon a review of the copies of forms furnished to the Company and upon written representations from certain reporting persons, the Company believes that during Fiscal Year 1997, all filing requirements applicable to its executive officers, directors, and greater-than-ten-percent stockholders were complied with, except that director Richard Bard failed to file one required Form 4 to report three transactions (which transactions were subsequently reported on a Form 5 that was timely filed); and directors John Amerman, John Oltman, and Josh Weston each filed his initial Form 3 late.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In accordance with SEC rules, proposals by stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before April 7, 1998 in order to be included in the proxy materials relating to the 1998 Annual Meeting of Stockholders. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

                               OTHER INFORMATION

                               PROXY SOLICITATION

     The Company will bear the cost of soliciting proxies for the Meeting. In addition to the solicitation of stockholders of record by mail, telephone, or personal contact, the Company contacts brokers, dealers, banks, or voting trustees or their nominees, who can be identified as record holders of Common Stock. Such holders, after inquiry by the Company, provide information concerning quantities of proxy materials and Annual Reports needed to supply such materials to beneficial owners, and the Company reimburses them for the expense of mailing proxy materials and Annual Reports to those persons.

                                 MISCELLANEOUS

     The Board does not know of any other matter that is expected to be presented for consideration at the Meeting. If other matters properly come before the Meeting, however, the persons named in the accompanying proxy (each of whom is an officer of the Company) will vote thereon in accordance with their best judgment.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC. REQUESTS SHOULD BE DIRECTED TO VANSTAR CORPORATION, 1100 ABERNATHY ROAD, BUILDING 500, SUITE 1200, ATLANTA, GEORGIA 30328, ATTENTION: INVESTOR RELATIONS.

                                                                       APPENDIX

PROXY

                              VANSTAR CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
        ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 12, 1997

The undersigned hereby appoints Kauko Aronaho and H. Christopher Covington, and either of them, with individual power of substitution, proxies to vote all shares of Common Stock of Vanstar Corporation (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York, on September 12, 1997, at 11:00 a.m., local time, and any adjournments thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS THAT MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF PROPOSALS 1 AND 2.

          PLEASE MARK, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE
                  AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED

                               [Perforation here]
                              FOLD AND DETACH HERE

                                                               Please mark
                                                               your votes as /X/
                                                               indicated in
                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
PROPOSALS 1 AND 2.                                   FOR       WITHHOLD

1.   ELECTION OF DIRECTORS                          /   /        /   /
     Nominees:

     Jay S. Amato                   William H. Janeway
     John W. Amerman                John R. Oltman
     Richard H. Bard                William Y. Tauscher
     Steven W. Fillo                John L. Vogelstein
     Stewart K.P. Gross             Josh S. Weston

Instruction: To withhold authority to vote for any individual nominee(s), list name(s) below.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                                                       FOR      AGAINST  ABSTAIN

2.   RATIFICATION OF THE APPOINTMENT
     OF ERNST & YOUNG, LLP AS                         /  /       /  /     /  /
     INDEPENDENT AUDITORS




Signature(s)_______________________________________________________Date________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                               [Perforation here]
                              FOLD AND DETACH HERE